Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 30, 2021, with respect to the consolidated financial statements of Planet Labs Inc. included in the Registration Statement (Form S-1) and related Prospectus of Planet Labs PBC for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

December 28, 2021